BDO
Tel: 248-362-2100
Fax: 248-362-4459
www.bdo.com
2600 West Big Beaver, Suite 600
Troy, MI 48084

April 13, 2026

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 7, 2026, to be filed by our former client, the SPAR Group, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO USA, P.C.